UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 10, 2014

Trulia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35650	20-2958261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 New Montgomery Street, Suite 300

San Francisco, California 94105

(Address of principal executive offices, including zip code)

(415) 648-4358

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 10, 2014, Trulia, Inc. (the “Company”) entered into a lease agreement (the “Lease”) with respect to office facilities within the building that is located at 535 Mission Street, San Francisco, California (the “Premises”). The term of the Lease commences on the later of November 1, 2014 or the date that the Landlord (as defined in the Lease) substantially completes the construction of the Phase I Office Space (as defined below) and expires on September 30, 2023 (such period, the “Term”), and the Company will have the right to extend the Term for two periods of five (5) years each. The Company intends to relocate its headquarters to the Premises at or shortly after the beginning of the Term.

Under the Lease, the Company will obtain the right to occupy 52,595 square feet of office space on the commencement date of the Lease (“Phase I Office Space”) and then obtain the right to occupy 26,682 square feet of office space on October 1, 2015 (“Phase II Office Space,” and together with Phase I Office Space, the “Base Office Space”). The Company will also have options to lease up to an aggregate of approximately 40,000 square feet of additional office space under the Lease. Under the Lease, the Company will pay rent on a monthly basis and the monthly base rent amounts for the Base Office Space will range from $181,891.04 to $347,305.66 during the Term. The Lease also provides that the Company will be responsible for all operating expenses and real property taxes attributable to the Premises.

The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRULIA, INC.

By:	/s/ Peter Flint
Peter Flint
Chief Executive Officer

Date: March 13, 2014